EX-28.g.3.l

AMENDMENT TO CUSTODIAL

SERVICES AGREEMENT

This Amendment dated as of February 10, 2009 amends that certain Custodial Services Agreement (the “Agreement”) dated January 13, 1998 between Citibank, N.A. (the “Bank”) and DFA Investment Dimensions Group, Inc. (the “Customer”)

WHEREAS, the Customer has added or intends to add the new portfolio which is listed in Appendix X to the Agreement.

WHEREAS, the Customer and the Bank wish to confirm their mutual consent to the new Portfolio by amending Appendix X.

NOW, THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties agree as follows:

1.	Appendix X of the Agreement is amended and supplemented by the Appendix X attached hereto.

2.	This Amendment is made pursuant to sections 3 and 15 of the agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

Citibank, N.A.		Customer: DFA Investment Dimensions Group Inc.

By:	/s/ Paul Reddy	By:	/s/ Valerie Brown

Name:	Paul Reddy	Name:	Valerie A. Brown
Vice President
Title:	Citi Financial Institutions Group 212 816 1676	Title:	Vice President

Attest:	/s/ Ryan Donovan	Attest:	/s/ Jeff J. Jeon
Jeff J. Jeon
Name:	Ryan Donovan	Name:	Vice President

REVISED

APPENDIX X

DFA INVESTMENT DIMENSIONS GROUP INC.

PORTFOLIO	TAX IDENTIFICATION NUMBER
DFA Short-Term Extended Quality Portfolio